[ROFIN LOGO] [GRAPHIC OMITTED]
                                             ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR BOARD MEMBER CHANGE

Plymouth, MI / Hamburg, Germany, March 17, 2006 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced, that William R. Hoover has resigned from his position as outside director of RSTI's Board of directors, effective March 16, 2006.

Mr. Hoover, who has been a member of the Company's Board since its Initial Public Offering in September 1996, has decided to leave for personal reasons.

"Bill has made invaluable contributions to the success of Rofin-Sinar Technologies over the past years," Dr. Peter Wirth, Chairman of the Board of RSTI, commented. "Our Company has benefited from Bill's exceptional skills and business experience. I value his friendship and counsel greatly and wish him all the best for his retirement."

With the retirement of Mr. Hoover, RSTI's Board now has 7 members, of which 4 are independent.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.